Exhibit 99.1

News Release
Sunoco, Inc.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact: Thomas Golembeski (media) 215-977-6298 Clare McGrory (investors) (investors) 215-977-6764	For release: Immediately

SUNOCO TO SELL TOLEDO REFINERY TO PBF AND

UPDATES ON SUNCOKE SEPARATION

PHILADELPHIA, Dec 02, 2010 —Sunoco, Inc. (NYSE: SUN) today announced that it has reached a definitive agreement to sell its 170,000 barrel-per-day refinery in Toledo, Ohio to Toledo Refining Company LLC, a wholly owned subsidiary of PBF Holding Company LLC. Sunoco will sell the refinery for approximately $400 million (consisting of $200 million in cash and a $200 million two-year note). In addition, the purchase agreement includes a participation payment of up to $125 million based on the future profitability of the refinery. The buyer will also purchase the crude oil and refined product inventory attributable to the refinery which will be valued at market prices at closing.

The transaction is subject to regulatory approval and customary closing conditions, and is expected to be completed early in the first quarter of 2011.

“Selling the Toledo refinery will enable us to direct resources and management focus toward growing the logistics and retail businesses where we have competitive advantages, as well as generate cash and strengthen our balance sheet. These businesses are generating significant value today and represent strong opportunities for future growth,” said Lynn L. Elsenhans, Sunoco’s Chairman and Chief Executive Officer. “We will continue to look for ways to optimize our two remaining refineries to deliver value and maintain our focus on process safety, reliability, margin capture and a competitive cost structure.”

As a result of the sale of the Toledo refinery, the forthcoming Coke business separation, and the continuing efforts to become more competitive, the company is finalizing its plans to adjust its overhead to match the company’s revised needs and long-term business strategy. The company anticipates completing this overhead reduction process during the first quarter of 2011.

Elsenhans said, “We are grateful to the talented and dedicated employees who made the Toledo refinery an important part of the company for many years. PBF plans to retain substantially the same workforce at the refinery, and I know PBF is looking forward to working with them following completion of the acquisition.”

Sunoco’s existing retail marketing and logistics operations in Ohio and neighboring states will not be impacted by the sale. The company will continue to supply refined products to its branded distributors through a long term off-take agreement with PBF.

The company is expected to incur pretax charges, the majority of which are non-cash, of approximately $500-$550 million related to the sale primarily in the fourth quarter of 2010. The company also expects to realize pretax gains of approximately $450 -$500 million, assuming current market prices, related to the sale of the crude oil and refined product inventory attributable to the refinery in the first quarter of 2011. Cash proceeds from the sale of this inventory, net of related payables, is expected to be approximately $200 million on a pre-tax basis, assuming current market prices.

The Toledo refinery contributed after-tax earnings of approximately $29 million for the nine months ended September 30, 2010 and reported an after-tax loss of $23 million for the nine months ended September 30, 2009.

SunCoke Update

Sunoco also announced today that the timeframe for the separation of SunCoke Energy, which the company originally anticipated would take place during the first half of 2011, may be extended pending the conclusion of the previously disclosed outstanding litigation with ArcelorMittal concerning coke pricing. SunCoke and ArcelorMittal have had discussions regarding a resolution to this matter and a trial is scheduled for May 2011.

About Sunoco

Sunoco is a leading transportation fuel provider, with operations located primarily in the East Coast and Midwest regions of the United States. The company operates more than 4,800 branded retail locations that market transportation fuels and convenience store merchandise in 23 states. This retail network is principally supplied by Sunoco-owned refineries with a combined crude oil processing capacity of 675,000 barrels per day. Sunoco is also the General Partner and has a 31-percent interest in Sunoco Logistics Partners, L.P., a publicly traded master limited partnership which owns and operates 7,600 miles of refined product and crude oil pipelines and approximately 40 active product terminals. Many of Sunoco Logistics’ pipelines and terminals and storage facilities are integrated with Sunoco’s retail network and refineries. Through SunCoke Energy, Sunoco makes high-quality metallurgical-grade coke for major steel manufacturers. The company’s facilities in the U.S. have the capacity to manufacture approximately 3.67 million tons of metallurgical coke annually. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year coke-making facility in Vitória, Brazil.